                                                                    EXHIBIT 4.1

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO FARMSTEAD TELEPHONE GROUP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

              SECURED CONVERTIBLE MINIMUM BORROWING NOTE SERIES B
              ---------------------------------------------------

      FOR VALUE RECEIVED, each of FARMSTEAD TELEPHONE GROUP, INC., a Delaware corporation (the "Parent"), and the other companies listed on Exhibit A attached hereto (such other companies together with the Parent, each a "COMPANY" and collectively, the "COMPANIES"), jointly and severally, promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the "HOLDER") or its registered assigns or successors in interest, on order, the sum of Five Hundred Thousand Dollars ($500,000), or, if different, the aggregate principal amount of all Loans (as defined in the Security Agreement referred to below), together with any accrued and unpaid interest hereon, on March 31, 2008 (the "MATURITY DATE") if not sooner paid.

      Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Security Agreement among the Companies and the Holder dated as of the date hereof (as amended, modified and/or supplemented from time to time, the "SECURITY AGREEMENT").

      The following terms shall apply to this Minimum Borrowing Note Series B (this "NOTE"):

                                   ARTICLE I

                                 CONTRACT RATE

      1.1 Contract Rate. Subject to Sections 4.2 and 5.10, interest payable on the outstanding principal amount of this Note (the "PRINCIPAL AMOUNT") shall accrue at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time (the "PRIME RATE"), plus two percent (2.0%) (the "CONTRACT RATE"). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. Subject to Section 1.2, the Contract Rate shall not at any time be less than six percent (6.0%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on May 1, 2005 on the first business day of each consecutive calendar month thereafter (each, a "PAYMENT DATE"), through and including the Maturity Date and on the Maturity Date whether by acceleration or otherwise.

      1.2 Contract Rate Adjustments and Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Maturity Date (each a "DETERMINATION DATE") and shall be subject to adjustment as set forth herein. If (i) the Parent shall have registered the shares of the Common Stock underlying the conversion of each Minimum Borrowing Note and each Warrant on a registration statement declared effective by the Securities and Exchange Commission (the "SEC"), and (ii) the market price (the "MARKET PRICE") of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty-five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2%) for each incremental twenty-five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained herein), in no event shall the Contract Rate at any time be less than zero percent (0%).

                                   ARTICLE II

                        LOANS; PAYMENTS UNDER THIS NOTE

      2.1 Loans. All Loans evidenced by this Note shall be made in accordance with the terms and provisions of the Security Agreement.

      2.2 No Effective Registration. Notwithstanding anything to the contrary herein, the Holder shall not be required to accept shares of Common Stock as payment following a conversion by the Holder if there fails to exist an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued, or if an Event of Default hereunder exists and is continuing, unless such requirement is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

      2.3 Optional Redemption in Cash. The Companies will have the option of prepaying this Note ("OPTIONAL REDEMPTION") by paying to the Holder a sum of money equal to one hundred twenty percent (120%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Security Agreement, or any other Ancillary Agreement (the "REDEMPTION AMOUNT") outstanding on the Redemption Payment Date (as defined below). The Company shall deliver to the Holder a written notice of redemption (the "NOTICE OF REDEMPTION") specifying the date for such Optional Redemption (the "REDEMPTION PAYMENT DATE"), which date shall be ten (10) days after the date of the Notice of Redemption (the "REDEMPTION PERIOD"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has previously delivered a Notice of Conversion (defined below) pursuant to Section 3.1, or for conversions elected to be made by the Holder pursuant to Section
3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder's conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount (plus any additional interest and fees accruing on the Notes during the Redemption Period) must be irrevocably paid in full in immediately available funds to the Holder. In the event the

Companies fail to pay the Redemption Amount on the Redemption Payment Date, then such Redemption Notice shall be null and void.

                                  ARTICLE III

                  CONVERSION RIGHTS AND FIXED CONVERSION PRICE

      3.1 (a) Optional Conversion. Subject to the terms of this Article III, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or during an Event of Default (as defined in Article IV), and, subject to the limitations set forth in Section 3.2 hereof, to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of the Common Stock at the Fixed Conversion Price. For purposes hereof, subject to Section
3.6 hereof, the initial "FIXED CONVERSION PRICE" means $1.54 [which has been determined on the date of this Note as an amount equal to the lesser of (x) 110% of the average closing price of the Common Stock for the ten (10) trading days immediately prior to the date of this Note and (y) 115% of the closing price of the Common Stock on the date of this Note]; provided that, on the date on which the first $1,500,000 principal amount of all Minimum Borrowing Notes converted hereunder (and all interest and fees related thereto) (the "INITIAL CONVERSION AMOUNT") shall have been converted hereunder (the "INITIAL CONVERSION COMPLETION DATE"), the Fixed Conversion Price shall be adjusted for all amounts in excess of the Initial Conversion Amount converted hereunder (and all interest and fees related thereto), to the greater of (x) $1.54 [the initial Fixed Conversion Price] and (y) an amount equal to the lesser of (A) 110% of the average closing price of the Common Stock for the ten (10) trading days immediately prior to the Initial Conversion Completion Date and (B) 115% of the closing price of the Common Stock on the Initial Conversion Completion Date.

      3.1(b) Mandatory Conversions. Subject to Sections 3.1, 3.2 and 3.10 hereof, if the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for five (5) consecutive trading days in any calendar month shall be greater than 115% of the Fixed Conversion Price, the Holder shall convert into shares of Common Stock such portion of the principal amount outstanding under this Note (together with accrued interest and fees in respect thereof) on such date equal to ten percent (10%) of the aggregate dollar trading volume of the Common Stock for the period of twenty-two (22) trading days preceding the date of the mandatory conversion. The Holder shall not be required under any circumstances to make more than one
(1) mandatory conversion pursuant to this Section 3.1(b) in any calendar month.

      The shares of Common Stock to be issued upon such conversion are herein referred to as the "CONVERSION SHARES."

      3.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between (i) 4.99% of the outstanding shares of Common Stock and (ii) the number of shares of Common Stock beneficially owned by the Holder. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Conversion Shares limitation described in this Section 3.2 shall automatically become null and void without any notice to any

Company upon the occurrence and during the continuance of an Event of Default, or upon 75 days prior notice to the Parent, except that at no time shall the number of shares of Common Stock beneficially owned by the Holder exceed 19.99% of the outstanding shares of Common Stock. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Parent and acquirable by the Holder at a price below $2.30 [insert the greater of market price or book value of the Common Stock as of the date hereof] per share pursuant to the terms of this Note, the Security Agreement or any other Ancillary Agreement, shall not exceed an aggregate of 664,104 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the "MAXIMUM COMMON STOCK ISSUANCE"), unless the issuance of Common Stock hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Parent's shareholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of this Note, the Security Agreement or any other Ancillary Agreement, together with the number of shares of Common Stock that would then be issuable by the Parent to the Holder in the event of a conversion or exercise pursuant to the terms of this Note, the Security Agreement or any other Ancillary Agreement, would exceed the Maximum Common Stock Issuance but for this Section 3.2, the Parent shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance. Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.2 are irrevocable and may not be waived by the Holder or any Company.

      3.3 Mechanics of Holder's Conversion. In the event that the Holder elects to convert amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering (by facsimile or email) an executed and completed notice of conversion in substantially the form of Exhibit A hereto (appropriately completed) ("NOTICE OF CONVERSION") to the Parent and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees that are being converted. The Parent shall have two (2) hours from the time that such Notice of Conversion is delivered to the Parent to provide the Holder with written notice (delivered to Holder via facsimile or email) of the Parent's decision to purchase the number of shares of Common Stock otherwise deliverable to the Holder pursuant to the Notice of Conversion (the "Designated Shares") for a purchase price determined by multiplying the Designated Shares by the intraday high price of the Common Stock on the day the Notice of Conversion was submitted to the Parent (the "Disposition Price"). The Disposition Price shall be paid by the Parent to the Holder by wire transfer of immediately available funds within two (2) business days of the date of the Notice of Conversion. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Parent within two (2) Business Days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Parent in accordance with the provisions hereof shall be deemed a Conversion Date (the "CONVERSION DATE"). Pursuant to the terms of the Notice of Conversion, the Parent will issue instructions to the transfer agent accompanied by an opinion of counsel (to the extent requested by the transfer agent) within one (1) Business Day of the date of the delivery to the Parent of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC")
through its Deposit Withdrawal Agent Commission ("DWAC") system within three
(3) Business Days after receipt by the Parent of the Notice of Conversion (the "DELIVERY DATE"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Parent of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides the Parent written instructions to the contrary.

      3.4 Late Payments. Each Company understands that a delay in the delivery of the Conversion Shares in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, in addition to all other rights and remedies which the Holder may have under this Note, applicable law or otherwise, the Companies shall, jointly and severally, pay late payments to the Holder for any late issuance of Conversion Shares in the form required pursuant to this Article III upon conversion of this Note, in the amount equal to $500 per Business Day after the Delivery Date. The Companies shall, jointly and severally, make any payments incurred under this Section in immediately available funds upon demand.

      3.5 Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price.

      3.6 Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 3.1 shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows:

            (a) Reclassification. If the Parent at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after such reclassification or other change at the sole election of the Holder.

            (b) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Parent in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

            (c) Share Issuances. Subject to the provisions of this Section 3.6, if the Parent shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Sections 3.6(a) or (b) above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to the Holder in writing;
      (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Parent; (iv) pursuant to warrants issued to key employees as part of incentive programs and (v) warrants or options issued by the Parent in connection with acquisitions [of wholly-owned Subsidiaries] in which neither the Parent nor any of its Subsidiaries receives any cash consideration) for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Parent convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of such securities.

            (d) Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Section 3.6(c) above, the following shall apply:

                  (i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Parent for any underwriting of the issue or otherwise in connection therewith;

                  (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Parent (irrespective of the accounting treatment thereof); and

                  (iii) upon any such exercise, the aggregate consideration
            received for such securities shall be deemed to be the consideration received by the Parent for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Parent upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subsections (i) and (ii) of this Section 2.5).

      3.7 Reservation of Shares. During the period the conversion right exists, the Parent will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Conversion Shares upon the full conversion of this Note and the warrant. The Parent represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Parent agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Conversion Shares upon the conversion of this Note.

      3.8 Registration Rights. The Holder has been granted registration rights with respect to the Conversion Shares as set forth in a Registration Rights Agreement.

      3.9 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Parent to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article IV of this Note, the Parent shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

      3.10 No Effective Registration. Notwithstanding anything to the contrary herein, none of the Companies' obligations to the Holder may be converted into Common Stock unless (a) either (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists or (ii) an exemption from registration for resale of all of the Common Stock issued and issuable is available pursuant to Rule 144 of the Securities Act and
(b) no Event of Default (as hereinafter defined) exists and is continuing, unless such Event of Default is cured within any applicable cure period or otherwise waived in writing by the Holder.

                                   ARTICLE IV

                EVENTS OF DEFAULT AND DEFAULT RELATED PROVISIONS

      4.1 Events of Default. The occurrence of an Event of Default under the Security Agreement shall constitute an event of default ("EVENT OF DEFAULT") hereunder.

      4.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Companies shall, jointly and severally, pay additional interest on the outstanding principal balance of this Note in an amount equal to one and a half percent (1.5%) per month, and all outstanding Obligations, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

      4.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may elect, in addition to all rights and remedies of the Holder under the Security Agreement and the Ancillary Agreements and all obligations of each Company under the Security Agreement and the Ancillary Agreements, to require the Companies, jointly and severally, to make a Default Payment ("DEFAULT PAYMENT"). The Default Payment shall be 120% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder and shall be applied first to pay any fees due and payable to the Holder pursuant to the Notes, the Security Agreement and/or any other Ancillary Agreement, and thereafter to accrued and unpaid interest due on the Notes and thereafter to the outstanding principal balance of the Notes. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 4.3.

                                   ARTICLE V
                                 MISCELLANEOUS

      5.1 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof until the date this Note is indefeasibly paid in full and irrevocably terminated.

      5.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

      5.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      5.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address provided for such Company in the Security Agreement executed in connection herewith, and to the Holder at the address provided in the Security Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the respective Company or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Company pursuant to the Purchase Agreement.

      5.5 Amendment Provision. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

      5.6 Assignability. This Note shall be binding upon each Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement. No Company may assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

      5.7 Cost of Collection. In case of any Event of Default under this Note, the Companies shall, jointly and severally, pay the the Holder's reasonable costs of collection, including reasonable attorneys' fees.

      5.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

            (a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

            (b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE, THE SECURITY AGREEMENT OR ANY OF THE OTHER ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE, THE SECURITY AGREEMENT OR ANY OF THE OTHER ANCILLARY AGREEMENTS; PROVIDED, THAT EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE SECURITY AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

            (c) EACH COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER, AND/OR ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, THE SECURITY AGREEMENT, ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

      5.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

      5.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Companies to the Holder and thus refunded to the Companies.

      5.11 Security Interest and Guarantee. The Holder has been granted a security interest in certain assets of the Companies as more fully described in the Security Agreement.

      5.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

       [Balance of page intentionally left blank; signature page follows]

      IN WITNESS WHEREOF, each Company has caused this Secured Convertible Minimum Borrowing Note Series B to be signed in its name effective as of this 2nd day of September 2005.


                                       FARMSTEAD TELEPHONE GROUP, INC.

                                       By: /s/ Robert G. LaVigne
                                           ---------------------
                                           Name: Robert G. LaVigne
                                           Title: Executive Vice President, CFO

WITNESS:


----------------------------------

                                   EXHIBIT A
                                   ---------


                                OTHER COMPANIES
                                ---------------
                                     None.

                                   EXHIBIT B
                                   ---------


                              NOTICE OF CONVERSION
                              --------------------

             (To be executed by the Holder in order to convert the
              Secured Convertible Minimum Borrowing Note Series B)

      The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Secured Convertible Minimum Borrowing Note Series B dated as of _________, 200__ (the "NOTE") issued by Farmstead Telephone Group, Inc. (the "PARENT") and the other Companies named and as defined therein into shares of Common Stock of the Parent in accordance with the terms and conditions set forth in the Note, as of the date written below.

Date of Conversion:            _________________________________________________

Conversion Price:              _________________________________________________

Shares To Be Delivered:        _________________________________________________

Signature:                     _________________________________________________

Print Name:                    _________________________________________________

Address:                       _________________________________________________

Holder DWAC instructions       _________________________________________________